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                                                                    EXHIBIT 10.1

                            FORM OF MULTI-CLASS PLAN
                     FOR VAN KAMPEN PRIME RATE INCOME TRUST

         This Multi-Class Plan (the "Plan") provides for the issuance and distribution of multiple classes of shares by the Van Kampen Prime Rate Income Trust (the "Fund") in accordance with the terms, procedures and conditions set forth below. This Plan has been adopted by the Fund pursuant to an order of the Securities and Exchange Commission granting exemptive relief from certain provisions of Section 18 of the Investment Company Act of 1940, as amended (the "Act"). A majority of the Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Fund within the meaning of the Act, found this Plan to be in the best interest of the Fund. This Plan was adopted on [ ], 2003.

1. DEFINITIONS. As used herein, the terms set forth below shall have the meanings ascribed to them below.
         (a)  "Class":  a class of Shares of the Fund.
         (b)  "Class B Shares" shall have the meaning ascribed in Section 2(a).
         (c)  "Class C Shares" shall have the meaning ascribed in Section 2(b).
         (d)  "CDSC":  contingent deferred sales charge.
         (e) "CDSC Shares": shares of VK Funds which are subject to a CDSC upon their redemption by the shareholder.
         (f) "CDSC Schedule": the schedule of years following acquisition during which classes of CDSC Shares are assessed a CDSC upon their redemption by the shareholder.
         (g)  "Distributor":  Van Kampen Funds Inc.
         (h)  "EWC ":  early withdrawal charge.
         (i) "EWC Schedule": the schedule of years following acquisition during which Shares are assessed an EWC upon their repurchase by the Fund.
         (j) "Service Fees": fees paid to financial intermediaries for the ongoing provision of personal services to Fund shareholders and/or the maintenance of shareholder accounts.
         (k)  "Share":  a share of beneficial interest of the Fund.
         (l) "VK Funds": certain open-end investment companies, distributed by Van Kampen Funds Inc., which offer multiple classes of CDSC Shares for which tendering shareholders of the Fund may exchange their Class B Shares or Class C Shares.
2.   CLASSES.  The Fund offers two Classes of Shares as follows:
         (a) Class B Shares. Class B Shares shall be (1) offered at net asset value and (2) subject to an EWC upon their repurchase by the Fund according to the EWC Schedule set forth in Section 4(a).
         (b) Class C Shares. Class C Shares shall be (1) offered at net asset value; (2) subject to an EWC upon their repurchase by the Fund according to the EWC Schedule set forth in Section 4(b); and (3) subject to ongoing Service Fees as

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         disclosed in the Fund's prospectus and approved from time to time by the Trustees, as set forth in Section 5.
3. RIGHTS AND PRIVILEGES OF CLASSES. Each Class of the Fund will represent an interest in the same portfolio of investments of the Fund and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise herein.
4. EWC. An EWC shall be imposed on Class B Shares or Class C Shares tendered by a shareholder and accepted by the Fund for repurchase, subject to the following conditions:
         (a)  EWC Schedules.
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                  (i)Class B Shares.  The EWC Schedule for Class B Shares
                  shall be as follows:
                       (1) 3.0% for Class B Shares repurchased by the Fund
                           within the first year after acquisition by the shareholder.
                       (2) 2.5% for Class B Shares repurchased by the Fund
                           within the second year after acquisition by the shareholder.
                       (3) 2.0% for Class B Shares repurchased by the Fund
                           within the third year after acquisition by the shareholder.
                       (4) 1.5% for Class B Shares repurchased by the Fund
                           within the fourth year after acquisition by the shareholder.
                       (5) 1.0% for Class B Shares repurchased by the Fund
                           within the fifth year after acquisition by the shareholder.
                       (6) 0.0% for Class B Shares repurchased by the Fund
                           within the sixth year after acquisition by the shareholder and thereafter.
                  (ii)Class C Shares. The EWC Schedule for Class C Shares shall be as follows:
                       (1) 1.0% for Class C Shares repurchased by the Fund
                           within the first year after acquisition by the shareholder.
                       (2) 0.0% for Class C Shares repurchased by the Fund
                           within the second year after acquisition by the shareholder and thereafter.
         (b)  Method of Calculation.
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                  (i) Class B Shares. If an EWC is imposed on any Class B Shares tendered by a shareholder and accepted by the Fund for repurchase, the EWC called for by the EWC Schedule will be assessed against that number of Class B Shares accepted for repurchase the value of which exceeds the aggregate value at the time the tender is accepted of:
                       (1) all Class B Shares owned by such shareholder that
                           were purchased more than five years prior to such acceptance;
                       (2) all Class B Shares owned by such shareholder that
                           were acquired through reinvestment of distributions; and
                       (3) the increase, if any, in value of all other Class
                           B Shares owned by such shareholder (namely those purchased within five years preceding the acceptance) over the purchase price of such Class
                           B Shares.


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                  (ii) Class C Shares. If an EWC is imposed on any Class C
                  Shares tendered by a shareholder and accepted by the Fund for repurchase, the EWC called for by the EWC Schedule will be assessed against that number of Class C Shares accepted for repurchase the value of which exceeds the aggregate value at the time the tender is accepted of:
                       (1) all Class C Shares owned by such shareholder that
                           were purchased more than one year prior to such acceptance;
                       (2) all Class C Shares owned by such shareholder that
                           were acquired through reinvestment of distributions; and
                       (3) the increase, if any, in value of all other Class
                           C Shares owned by such shareholder (namely those purchased within one year preceding the acceptance) over the purchase price of such Class C Shares.
         (c) Waiver. The Distributor may in its discretion waive an EWC otherwise due upon the repurchase of Shares under circumstances previously approved by the Trustees and disclosed in the Fund's prospectus or statement of additional information.
         (d) Calculation of Offering Price. The offering price of Shares subject to an EWC shall be computed in accordance with procedures approved by the Board of Trustees and disclosed in the Fund's prospectus or statement of additional information.
         (e) Retention by Distributor. The EWC paid with respect to Shares of the Fund shall be retained by the Distributor as reimbursement for expenses incurred in connection with the sale of Shares.
5. SERVICE FEES. Class C Shares may be subject to a Service Fee which shall not exceed 0.25% per annum of the average daily net assets attributable to the Class. All other terms and conditions with respect to Service Fees shall be governed by the plan adopted by the Trustees of the Fund with respect to such fees.
6.   ALLOCATION OF EXPENSES, INCOME AND GAINS AMONG CLASSES.
         (a) Expenses Applicable to a Particular Class. Shares of each Class of the Fund shall be assessed only that Service Fee and/or EWC applicable to that particular Class of Shares. Other expenses applicable to a particular Class, such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Fund's assets, shall be allocated between Classes in different amounts if they are actually incurred in different amounts by the Classes or the Classes receive services of a different kind or to a different degree than other Classes.
         (b) Income, Capital Gains and Losses and Other Expenses Applicable to Both Classes. Income, realized and unrealized capital gains and losses and expenses such as advisory fees applicable to both Classes shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.
         (c) Determination of Nature of Expenses. The Trustees shall determine in their sole discretion whether any expense other than those listed herein is properly treated as attributed to a particular Class or both Classes.

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7.   EXCHANGE PRIVILEGE.  Shareholders whose Shares are accepted by the Fund for repurchase may elect to receive in exchange, in lieu of cash and without imposition of an EWC, CDSC Shares of an equivalent class of a VK Fund, subject to the following conditions:
         (a) General. Shares of the Fund may be exchanged for CDSC Shares of an equivalent class of a VK Fund at net asset value and without imposition of an EWC, provided that the Distributor may specify that certain funds may not be exchanged within a designated period after acquisition, which shall not exceed 90 days, without prior Distributor approval.
         (b) CDSC Schedule. Any CDSC Shares acquired through such an exchange will be subject to a CDSC Schedule for such class of such VK Fund equivalent to the EWC Schedule for such class of the Fund upon their subsequent redemption. For purposes of computing the length of time the acquired CDSC Shares have been held prior to redemption, the holding period of the original Class B or Class C Shares shall be added to the holding period of the acquired CDSC Shares.
8. VOTING RIGHTS OF CLASSES. All Shares of the Fund have equal voting rights and will be voted in the aggregate, and not by Class, except where voting by Class is required by law or where the matter involved affects only one Class. Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to the Service Fees paid by that Class. Shareholders of each Class shall also have exclusive voting rights on any other matter submitted to shareholders in which the interest of one Class differs from the interests of any other Class.
9. DIVIDENDS. Dividends paid by the Fund with respect to each Class, to the extent any dividends are paid, will be calculated in the same manner, at the same time and on the same day and will be in substantially the same amount, except any Service Fees or incremental expenses relating to a particular Class will be borne exclusively by that Class.
10. AMENDMENT. Any material amendment to this Plan shall be approved by the affirmative vote of a majority of the Trustees of the Fund, including the affirmative vote of the Trustees who are not interested persons of the Fund, except that any amendment that increases an EWC or lengthens the EWC Schedule must also be approved by the affirmative vote of a majority of the Shares of the affected Class. The Distributor shall provide the Trustees such information as may be reasonably necessary to evaluate any amendment to this Plan.



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